Exhibit 99.1

EXHIBIT 99.1	Remarks of Cryomass Technologies Inc CEO, Mr. Christian Noël, at the June 20, 2022, Annual Meeting of Stockholders of the Company

Good day everyone and thank you for joining us for CryoMass Technologies Inc 2nd annual meeting of shareholders.

There has been substantial progress since our last progress report. The design of our patented cryo-mechanical system has been refined during the first phase of our comprehensive testing program and is progressing towards commercialization.

During May, we began real-time trials of a full-scale, user-ready version of our cryogenic system for capturing the high-value elements of hemp, cannabis and other relevant plants. Our initial results on throughput and capture rates were impressive, especially when compared to technology currently being utilized in the hemp and cannabis industry.

We are now accelerating the collection and analysis of multiple data points generated by this cryogenic extraction and processing system. Hereby proof of concept can be validated, as we progress towards the commercialization of our first units.

After due diligence, we have narrowed down the list of potential strategic partners. We have now engaged with selected partners in the development of timelines and logistics in preparation for the deployment of the first commercial units.

CryoMass Technologies’ preliminary results reinforce management’s opinion that the technology as is offers compelling time, cost and quality advantages to any large-scale cultivator or processor of hemp or cannabis. In due course, we look forward to providing you with further updates on our progress.

Thank you.